Exhibit 99.1

Radius Health Announces Leadership Appointments

Boston, Mass., March 16, 2022 – Radius Health, Inc. ("Radius" or the "Company") (Nasdaq: RDUS), today announced appointments to new roles on its executive leadership team, effective immediately.

Mark Conley has joined Radius as the Company’s Chief Financial Officer. In addition, Kim Clarke has been promoted to the General Counsel position. Both will report to Kelly Martin, the Chief Executive Officer.

Mark Conley is a Certified Public Accountant with over 30 years of experience in publicly listed companies. His experience includes all aspects of finance including business unit accounting, regulatory, corporate books and records, budget processes, internal & external audit and control, as well as being the primary face off with external auditors.

Mark joins from Kaleido Biosciences, Inc., (Nasdaq: KLDO) where he was most recently the VP of Finance. He previously held senior finance and accounting positions at Valeritas, Inc., and Thermo Fisher Scientific, Inc.

Kim Clarke joined Radius in 2021 as Assistant General Counsel focusing on part of our asset portfolio. She is being promoted to General Counsel for the Company.

Kim has 17 years of experience in the industry. Prior to joining Radius, Kim was Senior Counsel, US Pharma legal operations for GlaxoSmithKline. In this role, Kim was a lead regulatory attorney relating to sales and marketing across a number of significant products. Prior to her industry experience, Kim was at a global law firm specializing in the biotech/pharmaceutical industry.

Both Kim and Mark bring significant leadership experience and technical knowledge to their roles at Radius. They will play an important and central role in the Company as we continue to make progress across all aspects of the business.

About Radius

Radius is a global biopharmaceutical company focused on addressing unmet medical needs in the areas of bone health, orphan diseases, and oncology. Radius’ lead product, TYMLOS® (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes investigational abaloparatide injection for potential use in the treatment of men with osteoporosis; an investigational abaloparatide transdermal system for potential use in the treatment of postmenopausal women with osteoporosis; the investigational drug, elacestrant (RAD1901), for potential use in the treatment of hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD011, a synthetic cannabidiol oral solution with potential utilization in multiple neuro-endocrine, neurodevelopmental, or neuropsychiatric disease areas, initially targeting Prader-Willi syndrome, Angelman syndrome, and infantile spasms.

Investor & Media Relations Contact:
Ethan Holdaway
Email: investor-relations@radiuspharm.com
Phone: (617) 583-2017

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